EXHIBIT 5

                         FOSTER PEPPER & SHEFELMAN PLLC


October 1, 1998



Board of Directors
Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington  98101

Gentlemen:

     We have acted as counsel for Washington Mutual, Inc., a Washington corporation (the "Company"), in connection with the preparation and filing of a Registration Statement ("Registration Statement") on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 under the Securities Act of 1933, as amended, for approximately 3,522,455 shares (the "Shares") of the Company's common stock, no par value per share, that are issuable pursuant to the exercise of outstanding stock options under the H. F. Ahmanson & Company 1984 Stock Incentive Plan, the
H. F. Ahmanson & Company 1993 Stock Incentive Plan, the H. F. Ahmanson & Company 1988 Directors' Stock Incentive Plan and the H. F. Ahmanson & Company 1996 Nonemployee Directors' Stock Incentive Plan (collectively, the "Plans"). We have examined the Registration Statement, the Plans and such other documents and records as we deem necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that upon the issuance of the Shares under the Plans as provided therein, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                      /s/ FOSTER PEPPER & SHEFELMAN PLLC